Exhibit 3.1

FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF NGL ENERGY PARTNERS LP

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NGL ENERGY PARTNERS LP (this “Amendment”), dated as of July 11, 2012, is entered into by NGL Energy Holdings LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to the General Partner in Section 13.1 of the Second Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP, dated as of May 10, 2011, as amended by the First Amendment, dated as of October 20, 2011, the Second Amendment, dated as of January 6, 2012, and the Third Amendment, dated as of January 20, 2012 (as amended, the “Partnership Agreement”).

WHEREAS, pursuant to Section 13.1 of the Partnership Agreement, each Partner agreed that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect (i) a change that the General Partner determines, among other things, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or is necessary or appropriate to facilitate the trading of the Units or (ii) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, the General Partner has determined that the changes reflected in this Amendment will be beneficial to the Limited Partners, do not adversely affect the Limited Partners in any material respect, are necessary or appropriate to facilitate the trading of the Units, and are necessary or appropriate in connection with the creation, authorization or issuance of classes or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.                                      New definitions are added to Section 1.1 in the appropriate alphabetical order as follows:

“Fourth Amendment” means that certain Fourth Amendment to this Partnership Agreement, dated as of July 11, 2012, entered into by the General Partner.

“High Sierra Holders” means (i) those Persons receiving Common Units pursuant to Section 2.1(a)(i) of the High Sierra Merger Agreement and any subsequent transferee of any such Common Units and (ii) those Persons receiving Common Units pursuant to that certain Contribution and Sale Agreement, dated as of June 19, 2012, by and between the Partnership and the General Partner, and any subsequent transferee of any such Common Units.

“High Sierra Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 18, 2012, among the Partnership, the General Partner, HSELP LLC, a

Delaware limited liability company, High Sierra Energy, LP, a Delaware limited partnership, and High Sierra Energy GP, LLC, a Colorado limited liability company.

2.                                      A new Section 6.13 is added to read as follows:

Section 6.13                            Special Provisions Relating to the High Sierra Holders.  Notwithstanding anything to the contrary set forth in this Agreement, the High Sierra Holders (i) shall not be entitled to receive any distribution declared and paid by the Partnership for the Quarter ended March 31, 2012 with respect to such Common Units and (ii) shall only be entitled to receive, with respect to any distribution declared and paid by the Partnership for the Quarter ended June 30, 2012, an amount per Common Unit equal to one-third of such per Common Unit distribution declared and paid by the Partnership.

3.                                      Capitalized terms used but not defined herein are given the meanings set forth in the Partnership Agreement.

4.                                      This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

NGL ENERGY HOLDINGS LLC

By:	/s/ Craig S. Jones
Craig S. Jones
Chief Financial Officer